U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                             FORM 10-SB/A4

                  General Form for Registration of Securities of Small Business Issuers Under Section 12(b)
                     or 12(g) of the Securities Act of 1934


                  American Electric Automobile Company, Inc.
                  ------------------------------------------
                (Name of Small Business Issuer in Its Charter)


        Delaware                                   33-0727323
------------------------------        -----------------------------------
(State or Other Jurisdiction        (I.R.S. Employer Identification No.)
Incorporation or Organization)

    7270 Woodbine Avenue, Site 200, Markham, Ontario, CANADA  L3R 4B9
-------------------------------------------------------------------------
       (Address of Principal Executive Offices)  (ZIP Code)


                           (905) 947-9925
----------------------------------------------------------------------
             (Issuer's Telephone Number, Including Area Code)

                  4190 Bonita Rd., Suite 105, Bonita, CA  91902
                  ----------------------------------------------
                 (Former Address, if Changed Since Last Report)


Securities to be registered under Section 12(b) of the Act:

      Title of Each Class       Name of Each Exchange on which           to be
so Registered
Each Class is to be registered


___________________________

___________________________


Securities to be Registered under Section 12(g) of the Act:

Common Stock
                                                                     -1-

                                    PART I

American Electric Automobile Company, Inc. (the "Company") is filing this Form 10-SB/A to amend and restate our Form 10-SB/A that we previously filed on April 21, 2000. That registration statement went effective on April 27, 2000. On May 23, 2000, we received a letter from the Staff of the Securities & Exchange Commission ("SEC") that made comments on, and suggested revisions to, the April 21, 2000 filing, which the Company is incorporating herein. The Company's April 21st filing was, and this filing is, being made on a voluntary basis so that the Company's financial information will be equally available to all interested parties or investors, and to meet certain listing requirements for publicly traded securities on the OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers (NASD). Our shares of common stock currently appear in the National Quotation Bureau Inc.'s over-the-counter Electronic Bulletin Board, also known as the "pink sheets." Our trading symbol is "AEAC." However, prior to our April 21st filing, there was no significant or long-term established public trading market for our common stock. A regular and established market may not be maintained for our common stock, and there can also be no assurance as to the depth or liquidity of any market for our common stock or the prices at which holders may be able to sell our common stock. We intend to continue to report and provide disclosure voluntarily, and intend to file periodic reports even in the event that we may not be required to do so under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
The address of the SEC's Internet site is: http://www.sec.gov. Additionally, the Company maintains its own Internet site at: http://www.aeaci.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS:

Certain matters discussed in this Registration Statement on Form 10-SB/A are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects," "estimates" or words of similar meaning. These statements represent the Company's expectations or beliefs, including, but not limited to, statements concerning future financial and operating results, anticipated growth in revenues and profit margins, improvements in management personnel, the impact of governmental regulation, the widespread acceptance, or lack of acceptance, of alternative fuel vehicles, technological growth and developments by our competitors, statements concerning industry performance, the Company's operations, economic performance, financial condition, margins and growth in sales of the Company's vehicles. For this purpose, any statements contained in this Registration Statement that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including uncertainty regarding the technological improvements that may be developed by our competition, the political process related to on-going government support and regulation of the alternative fuel vehicle industry, the degree of public acceptance of the alternative fuel vehicles, wide variations in the price of gasoline, competition, volatility of stock price and those factors described in this and other Company filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this report and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Any such statements are further qualified by reference to the following cautionary statements.

The Company's business operates, or expects to operate, in highly competitive markets and is subject to changes in general economic conditions, competition, customer and market preferences, government regulation, the impact of tax regulation, foreign exchange rate fluctuations, the degree of market acceptance of products, the fluctuating price of oil, as well as other risks and uncertainties detailed elsewhere herein.

In this Form 10SB/A Registration Statement, the following sections, among others, contain "forward-looking statements": "Description of Business," "Risk Factors"; "Business"; and "Management's Discussion and Analysis of Financial Condition and Results of Operation." Various factors and risks (not all of which are identifiable at this time) could cause the Company's results, performance or achievements to differ materially from that contained in the Company's forward-looking statements, and investors are cautioned that any forward-looking statement contained herein or elsewhere is qualified by and subject to the warnings and cautionary statements contained above and in the Risk Factors section of this Prospectus.

The Company does not undertake and assumes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the Company.


The Company has elected to follow Alternative 3 of Form 10-SB.


ITEM 1     DESCRIPTION OF BUSINESS

A.  BUSINESS DEVELOPMENT

1. The Company is a development stage company engaged in the business of converting gasoline-powered vehicles to electric and hybrid power uses. The Company was chartered as a Delaware corporation on May 9, 1996. On June 15, 1996 the Company acquired California Electric Automobile Co., Inc., which had been incorporated in California on November 14, 1995, ("CEAC"). The Company purchased all of the outstanding shares of stock of CEAC from its shareholders in a transaction which was accounted for as a tax-free exchange. The exchange was on the basis of one share of CEAC for ten shares of the Company. As a result, a total of 1,050,000 shares of the Company's common stock were issued in exchange for the 105,000 shares of stock of CEAC. Of those 1,050,000 shares, 900,000 were held in escrow pending the exercise of an option held by CEAC to purchase the assets and business of a San Diego, California-based sole proprietorship that was doing business as San Diego Electric Automobile Company ("SDEAC").

2. On October 17, 1996 the Company exercised the option that it had acquired from CEAC to purchase the assets of SDEAC. The purchase price for the SDEAC assets was 900,000 shares of the Company's common stock.

3. RECENT CHANGE IN CONTROL AND MANAGEMENT CHANGES. The Company experienced a significant change in its stock ownership and its management in August and September 2000. In a report filed on Form 8-K on September 19, 2000, the Company reported that by Letter of Agreement dated August 23, 2000, the Company agreed to issue 3,250,000 shares of restricted common stock to Bisell Investments Inc.("Bisell") for a total purchase price of $275,000.00, payable in four installments over a ninety day period following the closing. On September 13, 2000, Bisell Investments Inc. timely paid the first installment of $75,000.00 of the purchase price to the Company and was issued slightly over 51% of the then-issued and outstanding shares of the Company. The shares for which payment has yet to be made are being held in escrow and may be released to Bisell pro rata in accordance with the payments to be made at each stage.

On September 13, 2000, pursuant to the August 23, 2000 Letter of Agreement, the Company accepted the resignations of Edward F. Myers, Betty N. Myers and Gary Degano as Directors and Officers of the Company, and took the following actions: it elected Pierre Quilliam as President and CEO and appointed him to the Board of Directors; it elected Stephen M. Cohen as Secretary and Treasurer and appointed him to the Board of Directors; and it appointed Denise Quilliam to the Board of Directors. Dr. Myers remains on the board of CEAC. He has the right to appoint three of the five directors comprising CEAC's board of directors for the eighteen (18) months following the closing.

B.  BUSINESS OF ISSUER.

1. PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS. The Company is a development stage company engaged in the business of converting gasoline-powered vehicles to electric and hybrid power uses. The Company accomplishes the conversion into an electrical vehicle ("EV") by replacing the internal combustion engine of a standard gasoline-powered vehicle with readily obtainable commercial electric motors that are controlled by the Company's computerized electric drive controllers. To accomplish the conversion of a gasoline-powered vehicle into a hybrid electric-gasoline vehicle ("HEV") , the Company is replacing the standard internal combustion engine with a specially modified, small gasoline or methanol powered internal combustion engine and generator, along with the battery and electric motor of an electric vehicle.

EVs directly produce no emissions of regulated emissions, and are thus know as zero emission vehicles ("ZEVs"). The South Coast Air Quality Management District, which covers all or most of the counties of Los Angeles, Orange, Riverside and San Bernardino, California, has noted numerous advantages to EVs, including rapid acceleration that "can beat even that of sport gas-guzzlers," and EVs' ability to avoid the usual bi-annual smog checks that internal-combustion engine vehicles must undergo, as EVs don't burn fuel and thus their emissions-control systems neither degrade or fail over time.

The Company intends to serve the anticipated growing need for ZEVs in

California and elsewhere. The California Air Resources Board ("CARB") has mandated that 10% of each manufacturer's vehicles produced for sale in California beginning with the 2003 model year must be ZEVs. The Company has already successfully converted five (5) vehicles from gasoline power to an EV and thereafter sold them, each of which was subsequently licensed by the California Department of Motor Vehicles for use on all California roads.

The Company also intends to serve the anticipated growing need for low emission vehicles ("LEVs") through its work to develop its hybrid electric-gasoline vehicle ("HEV"). The automotive industry has entered into a National Low Emission Vehicle (NLEV) program, which the Environmental Protection Agency ("EPA") promulgated as a rule and which has been agreed to by all United States vehicle manufacturers and over forty-five states, including California. This NLEV program requires manufacturers to sell low emission vehicles throughout the country beginning with the 2001 model year. In order to complete its development of an HEV, the Company will need to raise substantial additional funds. (See Risk Factors, below.)

2.A.  DISTRIBUTION AND MARKETING - DOMESTIC.

The Company conducts its business domestically through its wholly owned subsidiary, California Electric Automobile Company ("CEAC"). Through its sales office located in San Diego County, California, CEAC has focused on the conversion of customer-owned vehicles from gasoline power to EVs. The Company maintains a newly updated Internet site, or URL, at www.aeaci.com, which contains significant information about the company and its products.
Potential customers or other interested parties can contact the Company and will receive colorful and informative brochures. The Company's downtown
San Diego facility carries signage identifying the Company and its products, as does the demonstration vehicle that the Company's former Chairman , drives around town. The Company has also had modest success in attracting local newspaper coverage of its activities. The Company is also well known in the San Diego Electric Car Association, a large organization that holds frequent well-publicized meetings to promote the benefits of EV ownership. San Diego is the seventh largest city in this Country.

Based on the foregoing, the Company believes that any individual within a reasonably close geographic proximity to the Company's facility and who owns a gasoline-powered vehicle which they desire to have converted into an EV, would be able to find and contact CEAC and have their vehicle converted. The Company has sufficient experience and expertise to believe it could, in the majority of instances, replace the gasoline engine in almost any vehicle with readily obtainable commercial electric motors that are controlled by the Company's proprietary computerized electric drive controllers. In the calendar year 1998, CEAC converted one 1972 VW Beetle to an EV. In calendar year 1999, CEAC converted one 1992 Dodge Caravan to an EV for a customer, and converted one 1998 VW Beetle for Company use as a demonstration EV.
Currently, the Company has two converted Hyundia Accent 2000, and has no backlog.

2.B.  DISTRIBUTION AND MARKETING - INTERNATIONAL.

The Company believes that there are substantial long-term opportunities for its EVs in China. The Chinese government, initially through the State Science and Technology Commission (SSTC) and now through its successor, the Ministry of Science and Technology (MOST), has actively sought the large-scale deployment of EVs in the country. There are several reasons for this. First, the lack of vehicle emission regulation and monitoring has led to the major air pollution problems in the major cities. For example, about 60% of all air pollutants in Beijing were from vehicle emissions in 1994, and even higher rates were found in the downtown area of Shanghai and other large cities. Second, China has only limited oil resources, and has been a net importer since 1994. Third, the Chinese government has designated the automotive industry as a "pillar" industry for its 5-year development plan. And fourth, China has developed its electric generating capacity to such an extent that there is a substantial surplus during off-peak hours, and the charging of the batteries of EVs is viewed as an effective approach to increase utilization of generating capacity during these off-peak hours.

To pursue those opportunities, on February 20, 1997 the Company formalized a joint venture arrangement with China Electric Automobile, Ltd., a Hong Kong corporation, by forming a California corporation called American Electric Automobile Company (ASIA), Inc.("EVASIA"). EVASIA was created as a joint venture to promote, market and, it is hoped, sell electric automobiles in Asia. The Company owns forty-five percent (45%) of the outstanding shares of stock of EVASIA, and China Electric Automobile, Ltd. owns the balance. The Chair of the Company, Edward F. Myers, who was the Chairperson of the Company until the change of control on September 13, 2000, is the President of EVASIA. Dr. Myers is president of EVASIA and devotes approximately 10% of his time to the activities of EVASIA.

On February 25, 1997 EVASIA signed a contract with Guangdong Vick Wei EV Co., Ltd. for the joint production of electric cars in Nanhai City (Nan'ao), China. A copy of this Agreement as translated into English is attached hereto as
Exhibit 10.1. Nan'ao had joined with Shantou City, the SSTC and the Guangtong Provincial Government to form an Electric Vehicle Pilot Demonstration District. The contract calls for the modification of present gasoline car production lines to electric. The contract also calls for EVASIA to be a 30% joint venture partner in these electric auto production lines, if and when developed by Guandong Vick Wei EV Co. As of October 1, 2000, no such production lines had been developed.

On June 5, 1998, EVASIA completed its first prototype electric vehicle. The vehicle was built in the Electric Vehicle Pilot Demonstration District at the facilities of Guandong Vick Wei EV Co. The vehicle was then tested for over a year at the Automobile Test Center in the District, along with 16 other vehicles from manufacturers including Toyota, General Motors and Citroen. EVASIA's vehicle, a sports utility vehicle, successfully completed those tests in July 1999. It has already been licensed by the Police of Shantou, who have the authority to issue automobile licenses. The license allows the vehicle to be used on all roads in China. However, neither the Company's passing of any tests nor the licensing of the vehicle provides any assurance that there will be any future revenues generated by the use or sale of any of any vehicles, or their conversion to electric power.

The Company believes there is a possibility that its test vehicle could be selected for further testing, and possible deployment in China into appropriate fleets and other large-scale applications. While the competition is intense, and involves vehicles from the largest automotive manufacturers in the world, the Company believes it has a possibility of having its low-cost solution selected, as the passenger vehicles provided by Toyota and GM are larger and more expensive than the average Chinese consumer would want or could afford. On the other hand, the likelihood of rapid implementation of EVs is not great due to a host of issues, including the lack of both the necessary infrastructure (e.g., charging stations) and standards for EVs.
(See Risk Factors, below.)

In addition to the conversion of gasoline-powered vehicles to electric vehicles for the Chinese market, the Company is also pursuing development of a hybrid electric vehicle (HEV). HEVs combine a specially modified, small gasoline or methanol powered internal combustion engines with the battery and electric motor of an electric vehicle. The electric motor can recharge as the HEV is driven, thus reducing or eliminating the need for recharging equipment or extra stops at recharging stations, as the cars can be refueled at regular gas station HEVs have substantially increased fuel economy when compared to regular gasoline powered vehicles. They also produce significantly lower levels of pollution.

On February 18, 2000, EVASIA executed an Agreement with National Electric Vehicle Running Experiment Demonstration District Management Center (Shantou Guangxin Enterprise Science & Technology Development Company) ("SGESTDC") to cooperate on the conversion of two vehicles into a hybrid vehicle. Exhibit
10.2 SGESTDC agreed to provide the two vehicles for conversion and EVASIA agreed to provide the hybrid power plan. The Agreement provides that if the conversion project is successful, the parties intend to negotiate in good faith with each other to develop and build a automobile conversion factory in China. As of the date hereof, the tests have not been successfully concluded, and there have been no negotiations with regard to the building of any automobile conversion facility in China or elsewhere.

As of the date hereof, SGESTDC has provided two Audi gliders (vehicles with their engines removed) for EVASIA to work on in China. The Company has currently completed development and testing of a prototype serial hybrid
Audi at the Company's California facility in San Diego. The prototype was installed in a model of an Audi that is virtually identical to the Audis in China. If the prototype can meet the standards set by SGESTDC, the Company anticipates that it will then proceed to build two vehicles in China. As of the date hereof, the testing in Chian has not yet been completed, nor has the Company heard whether the standards against which it is testing the prototype, even though furnished by SGESTDC, will be the final, or even the only standards, with which it must comply. Additionally, there is no assurance that the Company will be able successfully to complete such work due to causes which might include, without way of limitation, the potential lack of funds to complete such an extensive project and political issues arising in China.

3.  STATUS OF NEWLY ANNOUNCED PRODUCT.

As previously noted, on the domestic arena the Company has heretofore focused on converting gasoline-powered vehicles that were owned by third parties into EVs. On July 20, 2000, the Company announced the successful road test of a Hyundai(r) Accent which the Company had purchased for its own account and converted into an EV. The tests, which were completed on July 18, 2000, involved a combination of highway and city driving designed to simulate anticipated everyday use for the vehicle. The tests were conducted by two-time
Indianapolis 500 winner Rodger Ward, who serves as an unpaid consultant for the Company. As of the date hereof, there have been no sales of the Hyundai EV, and there can be no assurances that there will be any sales in the future.

4.  COMPETITION.

Beginning with the 1997 model year, the electric automobile industry saw at least three multi-national automobile manufacturers introduce their first production model. The California Energy Commission reported that by 1999, nearly all of the major automobile companies - Ford, General Motors, Toyota, Chrysler and Honda - offered at least one model of an EV. Pricing for all of these new vehicles from the major manufacturers has not been firmly established, but the Company believes that they will be priced at approximately $34,000, which is just below the luxury tax point.
Additionally, if past experience continues, many of these EVs will be available only for lease, and not sale. The Company will endeavor to counter the competitive activities of these large manufacturers by offering remanufactured vehicles that will sell at much lower prices ($16,000 to $27,000). Additionally, the Company will offer a new EV vehicle - the yundai(r) Accent referred to above -- at a rate that it believes will be competitive with EVs from the major manufacturers. However, there can be no assurances that the Company's strategy will be effective, or that it will be able to compete against the large advertising and marketing budgets of the major automobile manufacturers. Additionally, the Company's experience in obtaining the materials necessary to convert gasoline-powered vehicles into EVs leads it to conclude that the major manufacturers offer their new EVs, whether for sale or lease, at prices that do not fully reflect their total costs of production. This was confirmed by the California Air Resources Board which, in its August 7, 2000 "ZEV Program Biennial Review" noted that "Manufacturers are not yet able to produce a competitively priced electric vehicle without incurring significant losses on each unit leased or sold." To the extent that the major manufacturers are pricing their EVs for sale at below cost levels, the Company's ability to market its EVs will be severely impeded. The Company does not have sufficient cash or cash reserves to fund any sales at a significant loss, or at any loss.

In addition to the major manufacturers, the California Department of Energy has reported there are many EVs being built today by small car companies, or by people who build them in their own garages as a hobby. Some EVs are built from kits and made to look like gasoline roadsters or sports cars. There are also other companies that, like American Electric Automobile Company, convert regular cars into electric vehicles by pulling out the motor and gas tank and replacing them with electric motors and batteries. While the Company is not aware of all companies throughout the United States that make EVs or convert existing gasoline-powered vehicles into EVs, it is aware of the following companies who engage in either or both of such behaviors: Mike's Auto Care of San Mateo, CA; Solectria of Wilmington, MA; Electro Automotive of Santa
Cruz, CA

The Company is also in the development stage of what is known as a hybrid electric vehicle (HEVs). A hybrid vehicle is one that runs chiefly on electric batteries, but also has a small gas or methanol burning engine along side the batteries to charge them and provide additional power at times of peak power demand. Mileage estimates published by the manufacturers have ranged as high as 72 to 80 miles per gallon for these hybrid vehicles; however, current road tests for the Toyota Prius(r), an HEV introduced in mid-2000, indicate that it gets only 50 miles per gallon. The Company believes that there will be both positive and negative influences upon the business results of the Company as the result of the development and marketing of HVs by some of the world's larger automobile manufacturers. On the positive side, the Company believes that the emergence of the HEVs may improve the acceptance of EVs as the general public is exposed to more environmentally aware advertising. On the other hand, the development and deployment of such HEVs prior to the time that the Company has been able to do so will make any possible future introduction of HEVs by the Company more difficult. As of May 31, 2000, one manufacturer, Honda, sold or leased 754 Insight(r) hybrid vehicles. This compares to a total of 1264 electric vehicles sold or leased by all manufacturers in 1999. In addition to Honda, Toyota and other major vehicle manufacturers have also announced the impending release of HEVs.

Most of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. These competitors may thus be able to respond more quickly to new or emerging technologies in this field, and to devote greater resources to the development, promotion and sale of their products than we can. Accordingly, we may not be able to compete successfully against these competitors.

5. SOURCE AND AVAILABILITY OF RAW MATERIALS. The Company uses electrical and hybrid engines and motors manufactured by other companies, and then modifies them with the Company's proprietary technological know-how. These engines, and the assemblies necessary to incorporate them into vehicles that the Company is converting from gasoline power, have been adequately available to the Company, and the Company has experienced no difficulty in obtaining
adequate sources of supply.   Although there can be no assurance that the
Company will continue to be able to obtain adequate sources in the future, the Company believes that it will be able to do so.

6. MAJOR CUSTOMERS. The Company is not dependent upon any one Customer. While due to the small current volume of sales because the Company is a development-stage company, such that each individual sale to an individual customer represents 10% or more of the Company's sales for the year in which such sale occurred, the Company is not dependent upon any one individual sale for its economic livelihood.

7. PATENTS, LICENSES, LABOR CONTRACTS. The Company is not dependent upon any patent, trademark, license, franchise, concession, royalty agreement or labor contract. The Company has independently developed its technology, and maintains it as proprietary internal information. The Company currently employs less than five (5) full-time employees who perform conversion work, prototype development and testing. The Company has never experienced a work stoppage, and none of its employees are currently represented by a union or any other form of collective bargaining unit. The Company believes its relations with its employees are excellent.

8. NEED FOR GOVERNMENTAL APPROVAL. The Company believes that there are no special governmental approvals that currently are necessary for it to conduct its business. The Company's activities in converting vehicles from gasoline power to EVs or HEVs do not result in any significant modification of a vehicle's running gear, and thus do not require the Company to obtain governmental waivers and approvals as would be necessary, for example, if one were to import a car manufactured in Australia, and one had to upgrade the vehicle to change the steering wheel from the right side to the left, change bumper heights, and certify the engine to meet current emissions standards.
To date, all vehicles that the Company has converted have passed all California requirements for being licensed to drive on all California roads. The Company does anticipate, however, that if it able to secure additional financing to expand the scope of its operations, it will likely have to comply with certain licensing provisions of California law. Among other things, if sales volume increases, or if the Company undertakes manufacture of its own form of vehicle, the Company may have to comply with applicable California licenses requirements promulgated by the California Department of Motor Vehicles, such as obtaining a license to become a vehicle dealer and/or a vehicle manufacturer.

9. EMPLOYEES. The Company currently has no full-time employees. CEAC, its wholly owned subsidiary, currently has three full-time employees, who devote themselves to the development of EVs and HEVs at our downtown San Diego sales facility located at 1055 G Street. This facility is located on a high-traffic street with prominent signage.


ITEM 2:     MANAGEMENTS' DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

                      Certain Forward-Looking Information

This Form 10-SB contains certain "forward-looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.


RESULTS OF OPERATIONS

The following discussion refers to the twelve-month period ended December 31, 1999, the twelve-month period ended December 31, 1998, and the twelve-month period ended December 31, 1997, respectively.

Fiscal 1998 versus Fiscal 1997

The reduced revenues were due to the reduction in funds available to the Company to pursue an aggressive marketing policy, which included, for the most part, a reduction in the Company's ability to participate in environmental shows.

During 1998 the Company incurred $45,701 in Operating Expenses compared to $139,809 in 1997. The decrease was mainly due to the Company's effort to reduce reliance on consulting and other general and administrative expenses. In 1998 the Company wrote down the value of an investment in China Electric Automobile, Ltd. by $18,750.

The Company recorded a loss of $54,404 in 1998 or $0.0191 per common share, compared to a loss of $142,622 in 1997 or $0.06 per share, a decrease of $0.04 per share or 66%. The decrease in the amount of the loss between 1997 and 1998 was principally due to cost-cutting efforts undertaken by the Company. For example, general and administrative expenses were reduced from $75,618 in 1997 to $39,887 in 1998. Similarly, consulting expenses were reduced from $51,778 in 1997 to $2,000 in 1998.


Fiscal 1999 versus Fiscal 1998

During 1999, the Company had Net Revenues of $3,500 compared to $25,047. The 1998 figure includes $10,000 deposit for a conversion completed and delivered in 1999. If this amount had been applied to 1999, the Net Revenues would have been $13,500 in 1999 and $15,047 in 1998. These amounts reflect the work completed and delivered in the respective years. An additional factor which contributed to lower sales in fiscal 1999 was the departure of the individual from whom the Company had been purchased. This individual served as a director of the Company until May 5, 1999, and had assisted the Company in marketing operations, principally with his attendance at trade shows.

During 1999, the Company had Consulting Expenses of $68,750 compared to $2,000 in 1998. This reflects the value of the stock as assigned by the Company's auditors for the stock issued to Dr. Myers for his services in managing the Company during the year.

During 1999, the Company had $37,440 in Legal and Professional Fees compared to $3,814 in 1998. This increase was due expenses in three principle areas. During 1999 the company engaged a consultant to develop a new business plan ($12,500), engaged a consultant to travel to China and assist the Company with the development of the SUV test vehicle($8,000), and accounting fees for auditing which have increased with the additional complexity of the Company's accounting structure ($9,000). The business plan and China project were one-time events. In as much as the Company must now have its 10-QSB filings reviewed, this increased level of accounting expense is expected to continue.

During 1999, the Company had $43,250 in Officer Compensation compared with $6,570 in 1998. This increase reflects an evaluation by the auditors on the stock that the Company issued for services performed by the Officers.


LIQUIDITY AND CAPITAL RESOURCES - THE COMPANY

The Company believes that it will be in a position to increase marketing efforts, and thus expand revenues, as the result of a contemplated financing through the offer and sale of the Company's securities.

On December 13, 1999 the Company approved an offering of 3,000,000 (1,000,000 new shares) shares of the Company's common stock at $0.125 per share. The offering was to be in accordance with Regulation D rule 504. The offering was to accredited investors only in the states of MN, PA and TX.

The offering was accomplished during January ($42,500), February ($125,000), March ($78,750) and April ($127,500) of 2000. The offering was sold out and closed April 21, 2000. The company subscribed a total of $372,500. As of April 21, 2000 the Company had received $187,250 in cash and $186,250 in notes. Future notes are due $50,000 in May, $65,000 in June and $23,750 in July, 2000. Notes carry interest at twelve percent per annum. As was noted in the Company's Form 10-Q for the period ending June 30, 2000, the Company has collected less that $25,000 of the amounts due on the notes, and is weighing its alternatives as to further procedures it can and will take.

Expenses of the offering totaled $17,468:

Legal                                   $  5,614
Accounting                                10,928
Transfer                                     300
Fed Express                                  126
State Filings                                500

Money subscribed                        $373,750
Expenses                                 (17,468)
                                        ---------
Net proceeds                            $356,282
_____________________________

Money Received                          $186,875
Expenses                                 (17,468)
                                        ---------
Money available
prior to 4/30/00                        $169,407


By Letter of Agreement dated August 23, 2000, the
Company agreed to issue 3,250,000 shares of restricted common stock to Bisell Investments Inc. for a total purchase price of $275,000.00, payable in four installments over a ninety day period following the closing. On September 13, 2000, Bisell Investments Inc. timely paid the first installment of $75,000.00 of the purchase price to the Company and was issued slightly over 51% of the then-issued and outstanding shares of the Company. The shares for which payment has yet to be made are being held in escrow by and may be released to Bisell pro rata in accordance with the payments to be made at each stage.


On March 1, 2000 the Company leased a facility in San Diego, CA of approximately 2,500 square feet. This facility is being used for prototype development. The facility is leased from a non-affiliate of the Company at prevailing rates for like property. The Company has also hired three new employees, bringing the total number of full time employees to three.

If the electric automobile being developed is successful, the Company plans to advertise this car for sale. If sales are successful, the Company will consider leasing additional space for production to meet sales demand.

If the stock subscribed had been fully paid on time, the Company would have sufficient capital for the next 12 months to develop its prototypes and do custom conversions for customers.

If the Company decides to enter full scale production (10-25 cars per month) the Company will need additional capital. There is no assurance that this needed capital can be raised, or raised on terms acceptable to the Company.

RISK FACTORS

1. Limited History of Operations. The Company was organized in May of 1996 and has had limited operations to date. Therefore its operations are subject to the risks inherent in new business enterprises. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the start up of a new business and the competitive environment in which the Company operates. The Company has had no significant revenues to date.

2. Insufficient Operating Revenues. Time lapse to the Company's Operational Stage will depend upon the continued availability of investment capital to fully fund subsequent projects. If operating revenues are insufficient to continue the Company's operations, additional funds would have to be raised through equity or debt financing. The Company has no commitments for any additional debt or equity financing and there can be no assurance that any such commitments will be obtained on favorable terms, if at all.

3. Competition. Competition in the Electric Automobile Industry may be expected to intensify. General Motors started leasing its first Electric Auto in December 1996. Several of the other major automobile manufacturers also have announced that they have entered or intend to enter the market.

4. Dependence on Management. Because the Company is a new business and has no significant operating history, it will be heavily dependent upon the services and experiences of its officers. The loss of the service of any officer could adversely affect the conduct of the Company's business.

5. Industry and Economic Factors. The Automobile industry in which the Company expects to operate is subject to constant changes based upon changes in public taste as well as the condition of the general economy. Factors beyond the control of the Company or those on whom it intends to rely could cause the Company to fail.

6. Control of the Company. The Officers, Directors and Principal Shareholder Group own more than 50% of the Common Shares of the Company. Therefore, the Control Group will either control or significantly influence a voting control of the Company. Pursuant to the laws of Delaware, a majority of all shareholders entitled to vote an any regularly called shareholders meeting, may act, as a majority, without notice or meeting, giving notice to other shareholders only after such action may have been taken. While there are some limits upon this right of the majority, Investors should understand that Management commands a voting majority in control of the Company.

7. Dividends. The Company has paid no dividends on its Common Shares since its inception. The Company does not anticipate paying any dividends on its Common Stock until and unless such profit is realized and may not pay out any dividends thereafter.

8. Unaudited Financial Statements. The interim financial statements for the period January 1, 2000 though June 30, 2000 are unaudited but reviewed and are contained in the 10QSB's filed by the Company with the SEC.

9. Government Regulation. The automobile industry in general is heavily regulated both as to crash survival and motor emissions. The Company expects to have no problems with the latter and because of the use of bodies that have already been approved for gasoline engine use, less severe problems with the former.

10. Potential Conflicts of Interest. The officers and directors are associated with other firms, including others with material contractual relationships with this Issuer, and are involved in a range of business activities. Due to these affiliations and the fact that some officers are expected to devote only a portion of their time to the business of the Company, there are potential inherent conflicts of interest in their acting as directors and as officers. Each of the officers and directors is or may become an officer, director, controlling shareholder, partner or participant in other entities engaged in a variety of businesses. These existing and potential conflicts of interest are irreconcilable and could involve the participating officers and directors in litigation brought by the Company's shareholders or by the shareholders of other entities with which the officers and directors are currently, or may become, affiliated. To help alleviate this position somewhat, Management has adopted a policy of full disclosure with respect to business transactions with any entity in which any or all of the officers or directors are affiliated, either directly or indirectly. An officer or director may continue any business activity in which such officer or director engaged prior to joining the Company.

11. Going Concern. As of June 30, 2000 the company had a stockholders' Equity of $100,254. The auditors have raised a "going concern" question on the audit for the year ended December 31, 1999 and the quarter ended June 30, 2000.

ITEM 3:     NATURE AND EXTENT OF ISSUER'S FACILITIES

Between 1996 and April 1999 the Company rented remanufacturing facilities in Lakeside, CA from a previous officer and employee, Mr. Ron Larrea. Mr. Larrea lost his lease on the property in the second quarter of 1999. From that time until March of 2000, the company operated from its executive office in Bonita, which was also the personal residence of the Company's then-Chairman, Mr. Myers, and his wife Betty Myers. The Company was not charged any rent for providing this service. Work on automobiles was preformed in several professional auto garages as needed; additionally, one of the Company's mechanics stored and/or worked on vehicles at his home garage.

On March 1, 2000, the Company leased facilities at 1055 "G" street in San Diego, CA. for its business. The Company has a six-month lease with an option to renew on the same terms for another six months, which it has exercised.

The property has approximately 750 square feet of industrial space under roof and is leased from an unaffiliated party for $3,000/Mo. This space is sufficient for the remanufacture of two automobiles simultaneously. The property also has a large fenced concrete area of approximately 2000 square feet sufficient for the parking and display of up to ten automobiles. The Company deems this sufficient for its present level of operations.

Up until the Change of Control on September 13, 2000, the Company maintained its executive offices at 4190 Bonita Road, Bonita, CA. This facility was made available by Betty Myers, one of the Directors of the company, at no charge.


ITEM 4:     SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the common stock ownership as of August 15, 2000, of each officer, director and others known to the Company as management or to be the beneficial owner of more than five percent of the Company's common stock. With the sale of stock to Bisell on September 13, 2000, and the resultant change in control, the chart below can be used only as an historical document to show the status as of August 2000. At such time as Bisell has fully paid for the shares and they have fully vested, the relative securities ownership of the Company's stock will be stated in the next Form 10-Q.

NAME AND ADDRESS                SHARE              PERCENTAGE
OF BENEFICIAL                   OWNERSHIP          OWNERSHIP
OWNER

Edward F. Myers*                716,992            28.4
Chairman/Director
4190 Bonita Rd.
Bonita, CA 91902

Gary G. DeGano                   72,668             2.9
President/CEO/
Director
4190 Bonita Rd.
Bonita CA 91902

Betty N. Myers*                 716,992            28.4
Secretary/Director
4190 Bonita Rd.
Bonita CA 91902

Gary L. Jackson                  25,334             1.0
Vice President
4190 Bonita Rd.
Bonita CA 91902

Percentages based on 2,526,584 shares outstanding on August 15, 2000.
* Betty N. Myers and Edward F. Myers are, and have been at all times relevant hereto, husband and wife. The share ownership listed for each of them represents the shares beneficially owned by each of them and their spouse, collectively, as required by Item 403 of Regulation S-B. Thus, the shares attributed to each spouse are the same shares that the other spouse is attributing to itself, and should not be totaled together.

ITEM 5:     DIRECTORS, EXECUTIVE OFFICER, PROMOTERS AND CONTROL PERSONS:

The names, ages, and respective positions of the directors and executive officers of the Company immediately preceding the Change of Control were:

Name                              Age              Position

Edward F. Myers                   67               Chairman/CFO.

Gary G. DeGano                    56               President & CEO/Director.

Betty N. Myers                    62               Secretary/Director.

Gary L. Jackson                   52               Vice President-Research.


Notes:  1) Edward F. Myers and Betty N. Myers are spouses.
        2) Directors terms run until the end of the fiscal year, or until their replacements are elected and qualified.

Dr. Edward F. Myers has been Chairman, and a Director of the Company since May 8, 1996 and President of California Electric Automobile Company, Inc. since November 19, 1995. Between June 1970 to September 1991, he was president of Extend Ventures, Inc., a public company. From March 1983 to December, 1995, he was president of EFM Venture Group, Inc., a financial syndication firm.
Dr. Myers was a director of William Lyon College, San Diego from 1981-1985 and the Treasurer and a Trustee of Beacon College, Washington, D.C., between 1981-1983. From 1980 to 1983 he was President of Exchange Accommodation Corporation, a company active in real estate exchanges, and was also Chairman of the Board of Impact International, Inc. Prior to 1980 Dr. Myers was Special Assistant to the Vice President, Cubic Corporation; Director of Engineering, Swan Electronics, a subsidiary of Cubic Corp; President of EFM Financial, Inc.; Director and Chairman of the Executive Committee of Microdyne Corporation; Director of European Operations of Informatics, Inc.; Division Manager, Computer Applications Inc.; manager of Applications research, Stromberg-Carlson, Division of General Dynamics Corporation.

Mr. Gary G. DeGano was elected President, CEO and a Director of the Company on August 1, 1997. Since March of 1997 he has also been President of Incremental Data, Inc. Between 1995 and 1996 he was in charge of investor relations for Exten Industries, Inc., a public company. From 1986 until 1994 he was President and CEO of Sun Harbor Financial Resources Inc., whose stock was publicly traded in the over-the-counter market, and President and CEO of Sun Harbor Mortgage, Inc., a full service mortgage banking firm of which he was one of the founders. Mr. DeGano has also been President of the following corporations: American Mortgage Network, Sea Coast, Inc., Pacific Sun Escrow Company and Sun Coast Mortgage Company.

Betty N. Myers has served as the Secretary and a Director since December 13,

1999. She also is President and a Director of EFM Venture Group, Inc., a real estate company, as the licensed broker. She has also been President of Exchange Accommodation Corp., an accommodating company for 1031 delayed exchanges.

Dr. Gary L. Jackson has been Vice President of Research since December 6, 1999. Between December 5, 1996 and December 6, 1999 he was a Director of the Company. He received his Ph.D. from the University of Arizona in 1977 in Electrical Engineering with a Physics minor and since that time has been employed by General Atomics, San Diego, CA. He has also contributed several articles on electric vehicles to the Society of Automotive Engineers (SAE), Electric Vehicle Associations of Southern California (EVAOSC) and San Diego (EVAOSD), and has written a column, "Nuts and Volts" for the associations' newsletters. Dr. Jackson has been active in the field of electric vehicles for 27 years beginning with the construction of his first electric vehicle in 1969. He was a founding member and former vice-president of the local electric vehicle chapter (EVAOSD).

The names, ages, and respective positions of the directors and executive officers of the Company immediately subsequent to the Change of Control are:


Name                              Age              Position

Pierre Quilliam                   62               President/Director

Denise Quilliam                   62               Director

Stephen M. Cohen                  38
Secretary/Treasurer/Director

Pierre Quilliam was elected President and Director of the Company on September 13, 2000. Since 1976 he has been self-employed, working in a variety of positions in the financing and accounting arena, including general oversight of a management consulting company. He has also worked directly with the Canadian Government on various aspects of the Government's program to combat desertification. Mr. Quilliam graduated from Chicago Western University with a major in Accounting and Economics.

Denise Quilliam, who is the spouse of Pierre Quilliam, was elected a Director of the Company on September 13, 2000. Since 1975, she has been self employed, working at various financing and accounting positions including that of comptroller. Mrs. Quilliam received her teacher's certificate from Ecole Normale Marguerite Bourgeois in Montreal, Canada, in 1957.

STEPHEN M. COHEN has been Secretary, Treasurer and a Director of the company since September 13, 2000. He attended Osgood Hall Law School in Toronto, graduating with a Bachelor of Laws degree in 1987. He was called to the Bar of Ontario in 1989 and has been a member of the Law Society of Upper Canada since that time. He became a partner in the law firm of Cohen and Associates in 1992, where he remained until 1999. From May 1999 until

May 2000, he worked as an associate of the law firm of Goldman, Sloan, Nash and Haber in Toronto. Since May 2000, he has worked as in-house counsel for 87807 Canada Inc. and a related group of companies.

ITEM 6:     EXECUTIVE COMPENSATION

Summary Compensation Table


Name &     Year Salary Bonus Other    Restricted  Options  LTIP     All other
Principle        ($)    ($)  annual   stock       SARs     Payouts  compen-
Position                     compen-  awards                ($)     sation ($)
                             sation($) ($)
E Myers    1996  -0-    -0-    -0-         -0-       -0-       -0-     -0-
Chairman/  1997  -0-    -0-    -0-         -0-       8333      -0-     -0-
Director   1998  -0-    -0-    -0-         -0-       8333      -0-     -0-
           1999  -0-    -0-    -0-         -0-       8333      -0-     -0-

G DeGano   1996  -0-    -0-    -0-         -0-       -0-       -0-     -0-
President/ 1997  -0-    -0-    -0-         -0-       8333      -0-     -0-
CEO/Dir    1998  -0-    -0-    -0-         -0-       8333      -0-     -0-
           1999  -0-    -0-    -0-        1200       8333      -0-     -0-

B Myers    1996  -0-    -0-    -0-         -0-       -0-       -0-     -0-
Secretary/ 1997  -0-    -0-    -0-         -0-       -0-       -0-     -0-
Director   1998  -0-    -0-    -0-         -0-       -0-       -0-     -0-
           1999  -0-    -0-    -0-      31,250       -0-       -0-     -0-

G Jackson  1996  -0-    -0-    -0-         -0-       -0-       -0-     -0-
Vice Pres. 1997  -0-    -0-    -0-         -0-       8333      -0-     -0-
           1998  -0-    -0-    -0-         -0-       8333      -0-     -0-
           1999  -0-    -0-    -0-         720       8333      -0-     -0-


                 Option/SAR Grants in Last Fiscal Year
                        (Individual Grants)

Name           Number of     % of Total     Exercise     Expiration
               Securities    Options/SAR    of Base      Date
               Underlying    Granted to     Price
               Options/SAR   Employees in   ($/Sh)
               Granted       Fiscal Year
E Myers        100,000       33.3%          $0.25        5/2002
Chairman/
Director

                                                                     -21-

G DeGano       100,000       33.3%          $0.25        5/2002
President/
CEO/Dir

G Jackson      100,000       33.3%          $0.25        5/2002
Vice Pres./
Director

       Aggregated Option/SAR Exercises in Last Fiscal Year
                And FY-End Option/SAR Values

Name           Shares        Value       Number of      Value of
               Acquired      Realized    Unexercised    Unexercised
               On Exercise               Securities     In-the-Money
               Underlying                Options/SAR    At FY-End
                                         Options/SAR
                                         At Year End
E Myers        0             0           33,333         N/A (See Note)
Chairman/
Director

G DeGano       0             0           33,333         N/A
President/
CEO/Dir

G Jackson      0             0           33,333         N/A
Vice Pres./
Director


ITEM 7:     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 29, 1998 the Company sold 60,000 shares of common stock at $0.25 per share to Mari Carmen Cedillo de Norby the wife of Director, Scott Norby. On
May 12, 1998 the company sold 28,000 shares of its common stock at $0.25 per share for cash and exchanged 32,000 shares for an automobile valued at $8000 to Mari Carmen Cedillo de Norby, wife of Director Scott Norby. Mr. Norby was a Director of the Company from June 1, 1998, until December 6, 1999. On
December 13, 1999 the Company issued 550,000 shares of the Company's common tock to EFM Venture Group, Inc. for consulting services to the Company between January 1, 1998 and December 13, 1999. EFM Venture Group, Inc. is controlled by the Company's Chairman, Edward F. Myers. The Company's board valued these shares at $0.02 per share for a total value of $11,000. These services included work on helping to write the 15c2-11 for filing with the NASD, work of preparation of the 10-SB for filing, assistance with work with Accountants, auditors and Company attorneys. EFM also provided technical advice on the design on electric car conversions.

On December 13, 1999 the Company issued 250,000 shares of its common stock to Betty N. Myers for services to the Company between its organization in 1996

                                                                     -22-

and December 13, 1999. Betty N. Myers is the wife of the Company's chairman, Edward F. Myers. The board valued these shares at $0.02 per share for a total value of $5,000. These services included secretarial and bookkeeping.

On December 13, 1999 the Company issued 36,000 shares of its common stock to Gary Jackson for services to the Company. Dr. Jackson is a past Director of the Company and presently serves as Vice President. The board valued these shares at $0.02 per share for a total value of $720. These services included technical advice on conversion of automobiles from gasoline to electric.

On December 13, 1999 the Company issued 60,000 shares of its common stock to Gary G. DeGano, the Company's president, in exchange for options that Mr.
DeGano held on 250,000 shares of the Company's common stock at $0.25 per share. The Company valued these shares at $0.02. The Board of Directors decided to reduce the number of outstanding options to increase the company's ability to attract additional capital.


ITEM 8:     DESCRIPTION OF SECURITIES

The Company is authorized to issue 50,000,000 shares of Common Stock, par value of $.0001 per share. As of January 20, 2000, the Company had outstanding 4,471,600 shares of Common Stock. There are 20,000,000 shares of Preferred Stock authorized by the articles of incorporation. No shares of Preferred Stock have been issued. In accordance with the company's articles f incorporation, and the laws of the state of Delaware, preferred stock may be issued in any number of series, the preferences for each series of which may be determined by the company's Board of Directors.

Special meetings of the Shareholders may be called by the Officers, Directors or upon request of holders of at least 10 percent of the outstanding voting shares.

Holders of common Stock are entitled to one vote at any meeting of the shareholders for each Common share they own as of the record date fixed by the Board of Directors.

At any meeting of Shareholders, a majority of the outstanding Common Shares of the company entitled to vote, represented in person or by proxy, constitutes a quorum. A vote of the majority of the Common Shares represented at a meeting will govern, even if this is substantially less than a majority of the Common
Shares outstanding.

Subject to the rights of the preferred shareholders described below, holders of shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders. There are no conversion, preemptive or other subscription rights or privileges with respect to any share. Reference is made to the Certificate of Incorporation and Bylaws of the Company as well as to the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of shares. It should be noted that the Board of Directors may amend the Bylaws without notice to the Shareholders.

                                                                     -23-

The shares of the Company do not have cumulative voting rights, which means that the holders of more than fifty percent of the Common shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors.


PART II

ITEM 1     MARKET

From October 1998 the Company's common stock was traded on the OTC Bulletin
Board under the symbol "AEAM." During 1998 and the first quarter of 1999 there were no quotes.

Quarter                     High Bid           Low Bid

2nd quarter 1999            $0.25              $0.25
3rd quarter 1999             0.3125             0.01

Starting August 1, 1999 the Company's common stock was traded under the symbol
"AEAM" by the National Quotation Bureau, LLC.

Quarter                    High Closing Bid    Low Closing Bid

3rd quarter 1999           $0.125                 $0.10
4th quarter 1999            0.10                   0.10


1st quarter 2000           $1.05                 $0.10

On April 5, 2000 a one for three reverse split too effect for trading.

2nd quarter 2000
April 5 to May 31, 2000    $3.00                 $2.125


THE ABOVE QUOTATIONS REPRESENT PRICES BETWEEN DEALERS AND DO NOT
INCLUDE RETAIL MARKUP, MARKDOWN OR COMMISSION, AND MAY NOT
REPRESENT ACTUAL TRANSACTIONS.

On March 20, 2000, the Company's shareholders voted to consolidate the common shares on a one for three exchange.

The Company's "new" common stock was assigned a new CUSIP number and a new trading symbol "AEAC". Trading of the "new" shares started on April 5, 2000.

The Company had approximately 62 shareholders of record as of October 1, 2000.


                              "Penny Stock"

The Securities and Exchange commission has adopted rule 15g-9 which established the definition of a "penny stock", for the purposes relevant to

                                                                     -24-

the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (1) that a broker or dealer approve a person's account for transactions in penny stocks: and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


ITEM  2:    LEGAL PROCEEDINGS

     None

ITEM 3:    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTS

The Company's previous auditors, Harlen and Boettger, LLP, informed the company in March 1999 that due to increased insurance costs, it no longer performed audits for public companies. On March 8, 2000, the company engaged the firm of Weinberg & Company P.A. as the company's auditors. There has been no disagreement with the Company's accountants.


ITEM 4:     RECENT SALES OF UNREGISTERED SECURITIES

Between October 21, 1996 and December 31, 1997 the Company sold 150,500 common shares at $0.25 per share. The Company sold these shares under an exemption from registration contained in Regulation D(504).

During 1997 the Company issued 100,000 common shares for radio time. These shares were valued by the board of directors at $25,000. The Company also issued 39,000 shares of common stock in exchange for outside consulting services valued at $9,750 or $0.25 a share. The Company issued these shares under an exemption from registration contained in Regulation D(504).

During 1998, the Company issued 32,000 restricted shares to the spouse of a

                                                                     -25-

then-Director in exchange for a 1998 VW Beetle, which the Board of Directors valued at $8,000 based on the transferor's historical cost basis. The company also sold that same person 28,000 shares for cash for $7,000. The company sold these shares under an exemption from registration contained in Section
4(2) of the 1933 Securities Act as amended (non- public offering).

Between January 1, 1998 and December 31, 1998, the Company sold a total of
176,000 common shares for a total consideration of $50,001. Included within these shares are the shares referred to in the preceding paragraph. The
Company sold these shares under exemptions from registration contained in the securities laws, in particular Regulation D(504) and Section 4(2).


Between April 22, 1999 and November 19, 1999, the Company sold 422,200 shares of restricted common stock at $0.125 per share. A majority of these shares were sold to persons who were already shareholders of the Company. The company sold these shares under an exemption from registration contained in
Section 4(2) of the 1933 Securities Act as amended (non-public offering).

In July 1999 the Company issued 100,000 shares of its common stock to David
Schuil in return for preparing a business plan for the Company. The company issued these shares under an exemption from registration contained in Section
4(2) of the 1933 Securities Act as amended (non- public offering). These shares were valued at $12,500.

During 1999 the Company issued 56,000 restricted common shares for services valued by the board of directors at a total of $8,000. The Company issued these shares under an exemption from registration contained in Section 4(2) of the 1933 Securities Act as amended (non-public offering).

On December 13, 1999 the Company issued 550,000 shares of the Company's common stock to EFM Venture Group, Inc. for consulting services to the Company between January 1, 1998 and December 13, 1999. The Company issued these shares under an exemption from registration contained in Section 4(2) of the 1933 Securities Act as amended (non-public offering). Total value was $11,000.

On December 13, 1999 the Company issued 250,000 shares of its common stock to Betty N. Myers for services to the Company between its organization in 1996 and December 13, 1999. The Company issued these shares under an exemption from registration contained in Section 4(2) of the 1933 Securities Act as amended (non-public offering).  Total value was $31,250.
  Services included secretarial and bookkeeping.

On December 13, 1999 the Company issued 36,000 shares of its common stock to Gary Jackson for services to the Company. The Company issued these shares under an exemption from registration contained in Section 4(2) of the 1933
Securities Act as amended (non-public offering).  Total value was $720.
Services included technical advice on the conversion of automobiles from gasoline to electric.

On December 13, 1999 the Company issued 60,000 shares of its common stock to Gary G. DeGano, the Company's president, in exchange for options that Mr.
DeGano held on 250,000 shares of the Company's common stock at $0.25 per

                                                                     -26-

share. The Company issued these shares under an exemption from registration contained in Section 4(2) of the 1933 Securities Act as amended (non-public offering).

On December 13, 1999 the Company's board of Directors approved an offering of 3,000,000 common shares at a price of $0,125 per share. The Company filed a Form D for a 504 offering on February 15, 2000. The sales were to be made only to accredited investors residing in the states of, PA. MN and TX. During
February and March 2000, the Company issued 690,000 shares of its common stock for cash at $0.125 per share.

Notes:
1) All cash sales were made without underwriting discounts or commissions.
2) All values for services were established by the company's Board of Directors.


ITEM 5:     INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. However, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends or unlawful stock repurchases or redemptions), (iv) for gaining a financial profit of other personal advantage to which he or she was not entitled, or
(v) for breaches of a director's responsibilities under the Federal securities laws.

The Company's by-laws provide that the Company shall indemnify its officers, directors, employees and agents, to the extent permitted by the General
Corporation Law of Delaware.

The Company's Certificate of Incorporation and Bylaws are, in large measure, based upon Delaware General Corporation Law Section 145, which provides that the Company may indemnify any officer or director who was made a party to a suit because of his position, including derivative suits, if he was acting in good faith and in a manner he reasonably believed was in the best interest of the Company, except, in certain circumstances, for negligence or misconduct in the performance of his duty to the Company. If the director or officer is successful in his suit, he is entitled to indemnification for expenses, including attorneys' fees. Article Ten of the Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by law. Indemnification agreements have been entered into with all officers and directors of the Company.


PART F/S

A) Audited Financial Statements for the fiscal years ended 1998 and 1999

                                                                     -27-

                                  PART III


b)   2.1      Plan of Acquisition of California Electric Automobile Company,
Inc.*
      3.1(i)  Articles of Incorporation*
      3.1(ii) By-Laws*
      4.1     Instruments defining the rights of holders*
     10.1     JOINT VENTURE BETWEEN GUANGDONG EV CO. LTD. AND AMERICAN
ELECTRIC
              AUTOMOBILE COMPANY (ASIA). INC.
     10.2     TECHICNICAL AGREEMENT FOR THE ELECTRIC STATION WAGON EV6 460
              BETWEEN GUANGDONG EV CO.LTD. AND AMERICAN ELECTRIC AUTOMOBILE
              COMPANY (ASIA), INC.
     10.3     CONTRACT OF ELECTRIC VEHICLE COOPERATION BETWEEN
              GUANGDONG EV CO.LTD. AND AMERICAN ELECTRIC AUTOMOBILE COMPANY.
              (ASIA), INC.
     10.4     AGREEMENT BETWEEN NATIONAL ELECTRIC VEHICLE RUNNING EXPERIMENT
              DEMONSTRATION DISTRICT MANAGEMENT CENTER AND  AMERICAN ELECTRIC
              AUTOMOBILE COMPANY (ASIA), INC.
    11.1      Computation of per share earnings 12/31/1998*
    11.2      Computation of per share earnings 12/31/1999
    21.1      Subsidiaries of the registrant*


* Filed by reference to a Form 10SB filed on February 23, 2000.

                                                                     -28-


A) Audited Financial Statements for the fiscal years ended 1998 and 1999


                         INDEPENDENT AUDITOR'S REPORT


                   AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC.
                                AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED FINANCIAL STATEMENTS


                                 CONTENTS
                                 ---------

PAGE    1        INDEPENDENT AUDITORS' REPORT

PAGE    2        CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999

PAGE    3        CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS
                 ENDED DECEMBER 31, 1999 AND 1998

PAGE    4        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
                 EQUITY (DEFICIENCY) FOR THE YEARS ENDED DECEMBER 31, 1999
                 AND 1998

PAGE    5        CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS
                 ENDED DECEMBER 31, 1999 AND 1998

PAGES   6 - 16   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     -29-

                      INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
American Electric Automobile Company, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of American
Electric Automobile Company, Inc. and subsidiary (a development stage company) as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years ended December 31, 1999 and 1998 and for the period from June 15, 1996
(inception) to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of American
Electric Automobile Company, Inc. and subsidiary (a development stage company) as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, and for the period from June 15, 1996 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company is a development stage company with continuing operating losses and a working capital deficiency of $42,055. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning this matter are also described in Note 13. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.
-----------------------
WEINBERG & COMPANY, P.A.

Boca Raton, Florida
    March 28, 2000  (except for Note 13 as to which date is September 13, 2000)

                                       1
                                                                     -30-

          AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC. AND SUBSIDIARY
                      (A DEVELOPMENT STAGE COMPANY)
                     CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999

                                     ASSETS
                                     ------
CURRENT ASSETS
  Cash and cash equivalents                                 $  1,941
  Due from related party                                       7,212
  Inventories                                                 15,995
                                                             --------
TOTAL CURRENT ASSETS                                          25,148
                                                            --------
PROPERTY & EQUIPMENT - NET                                    35,593
                                                            --------
OTHER ASSETS
  Investments                                                 18,750
                                                            --------
TOTAL OTHER ASSETS                                            18,750
                                                            --------
TOTAL ASSETS                                               $  79,491
-------------                                              =========
                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                    ----------------------------------------
LIABILITIES
CURRENT LIABILITIES
  Accounts payable                                         $   9,910
  Accounts payable - related parties                          23,006
  Accrued expenses                                             2,138
  Income tax payable                                           4,340
  Notes payable - related party                               27,809
                                                           ---------
TOTAL CURRENT LIABILITIES                                     67,203
                                                           ---------
          COMMITMENTS AND CONTINGENCIES  (Note 12)
STOCKHOLDERS' DEFICIENCY
  Preferred stock, $.0001 par value,
   20,000,000 shares authorized,
   none issued and outstanding                                     -
  Common stock, $.0001 par value,
   50,000,000 shares authorized,
  Common stock to be issued, $.0001 par value,
   896,000 shares                                                  90
   3,575,600 shares issued and outstanding                       357
  Additional paid-in capital                                 410,113
  Accumulated deficit                                       (394,182)
                                                            ---------
                                                              16,288
  Less subscription receivable                                (4,000)
                                                            ---------
TOTAL STOCKHOLDERS' DEFICIENCY                                12,288
                                                            ---------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY              $  79,491
                                                            =========

See accompanying notes to consolidated financial statements
                                       2
                                                                     -31-

           AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC. AND SUBSIDIARY
                      (A DEVELOPMENT STAGE COMPANY)
                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            FOR THE
                              FOR THE YEAR   FOR THE YEAR   PERIOD FROM
                              ENDED          ENDED          JUNE 15, 1996
                              DECEMBER 31,   DECEMBER 31,   (INCEPTION) TO
                              1999           1998           DECEMBER 31, 1999
NET REVENUES                 $    3,500     $    25,047    $          64,888
COST OF REVENUES                   7,352           9,657               55,313
                              ----------     -----------    -----------------
GROSS PROFIT (LOSS)               (3,852)         15,390                9,575
                              ----------     -----------    -----------------
OPERATING EXPENSES
  Consulting                      68,750           2,000              122,528
  Legal and professional fees     37,440           3,814               53,548
  Advertising                      3,065           2,854               34,527
  Officers' compensation          43,250           6,570               76,965
  General and administrative      22,532          30,463               85,318
                              ----------     -----------    -----------------
TOTAL OPERATING
EXPENSES                         175,037          45,701              372,886
                              ----------     -----------    -----------------
LOSS FROM OPERATIONS            (178,889)        (30,311)            (363,311)
                              ----------     -----------    -----------------
OTHER EXPENSES
  Interest expense                 1,069           1,069                2,137
  Loss on investment                   -          18,750               18,750
  Loss of investee                     -           3,474                3,474
                              ----------     -----------    -----------------
TOTAL OTHER EXPENSES               1,069          23,293               24,361
                              ----------     -----------    -----------------
LOSS BEFORE INCOME
TAXES                           (179,958)        (53,604)            (387,672)
FEDERAL AND STATE
INCOME TAXES                       1,940             800                5,450
                              ----------     -----------    -----------------
                              ==========     ===========    ==================
NET LOSS                      $ (181,898)   $    (54,404)   $        (393,122)
                              ==========     ===========    ==================
Net loss per common share -
basic and diluted             $     (.06)   $       (.02)   $            (.14)
                              ==========     ===========    ==================
Weighted average shares
issued and outstanding -
basic and diluted              3,171,559       2,847,984             2,746,113
                              ==========     ===========    ==================

See accompanying notes to consolidated financial statements
                                       3
                                                                     -32-

             AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE COMPANY)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY FOR THE PERIOD FROM JUNE 15,1996 (INCEPTION) TO DECEMBER 31, 1999

                                               COMMON STOCK TO BE  ADDITIONAL
                               COMMON STOCK         ISSUED         PAID-IN    ACCUMULATED  SUBSCRIPTIONS
                             SHARES    AMOUNT  SHARES    AMOUNT    CAPITAL    DEFICIT      RECEIVABLE     TOTAL
                             ------    ------  ------    ------    -------    ------        --------      -----
Issuances of stock:
  To founders for services     165,000  $   17      -    $     -    $   148    $        -  $          -   $    165
  To founder for cash        1,000,000     100      -          -        900             -             -      1,000
  For investment in
  China Electric               150,000      15      -          -     37,485             -            -      37,500
  To purchase subsidiary     1,050,000     105      -          -          -       (1,060)            -        (955)
  For cash                      40,000       4      -          -      9,996            -             -      10,000
  Net loss, 1996                     -       -      -          -          -       14,198)            -     (14,198)
                             ---------   ------ ------    --------   --------  ----------  -------------   --------
BALANCE DECEMBER 31, 1996    2,405,000     241       -           -    48,529     (15,258)             -     33,512
Issuance of stock for
Vehicle                        100,000      10       -           -    24,990           -              -     25,000
Issuance of stock for cash     112,000      11       -           -    28,889           -              -     28,900
Issuance of stock for
Services                       139,000      13       -           -    34,737           -              -     34,750
Net loss, 1997                       -       -       -           -         -    (142,622)             -   (142,622)
                             ---------   ------ ------    --------   --------  ----------  -------------   --------
BALANCE, DECEMBER 31, 1997   2,756,000     275       -           -   137,145    (157,880)            -    (20,460)
Issuance of stock for
Vehicle                         32,000       3       -           -     7,997           -             -      8,000
Issuance of stock for cash     176,000      18       -           -    49,983           -             -     50,001
Net loss, 1998                       -       -       -           -         -     (54,404)            -    (54,404)
                             ---------   ------ ------    --------   --------  ----------  -------------   --------
BALANCE, DECEMBER 31, 1998   2,964,000     296       -           -   195,125    (212,284)            -    (16,863)
Issuance of stock for cash     455,600      46       -           -    56,728           -        (4,000)    52,774
Issuance of stock for debt      48,000       5       -           -     8,770           -             -      8,775
Issuance of stock for
Services                       108,000      10  896,000         90   126,400           -             -    126,500
Forgiveness of debt of
related party                        -       -       -           -    23,000           -          -        23,000
Net loss, 1999                       -       -       -           -         -    (181,898)         -      (181,898)
                               ------    ------ ------    --------   ----------  -----------  -------------   --------
BALANCE, DECEMBER 31, 1999   3,575,600   $ 357  896,000   $     90  $410,023    $(394,182) $     (4,000)  $12,288
-------------------------    =========   ==============   ========   ===========  ========  ===========   ========

           See accompanying notes to consolidated financial statements
                                       4
                                                                     -33-

           AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE COMPANY)
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                   --------------------------------------

                                                               FOR THE
                                 FOR THE YEAR   FOR THE YEAR   PERIOD FROM
                                 ENDED          ENDED          JUNE 15, 1996
                                 DECEMBER 31,   DECEMBER 31,   (INCEPTION) TO
                                 1999           1998           DECEMBER 31,
1999
                                 ------------   ------------   ---------------
--
Cash flows from
operating activities
  Net loss                      $   (181,898)   $    (54,404)  $       (393,122)
Adjustments to reconcile net
loss to net  cash used in
operating activities
  Depreciation                         7,772           7,772             21,957
  Loss from investee                       -           3,474              3,474
  Loss on investment                       -          18,750             18,750
  Stock issued for services          126,500               -            161,416
(Increase) decrease in:
  Accounts and loans receivable       (1,225)         (6,461)            (7,686)
  Inventory                           16,199          (8,199)            (7,995)
  Payroll tax refund receivable          450            (450)                 -
Increase (decrease) in:
  Accounts payable and
  accrued expenses                     9,645          (8,047)            20,877
  Accounts payable
  - related parties                  (12,282)         (1,705)            60,759
  Income taxes payable                 1,940             750              4,340
                                ------------    ------------   ----------------
  Net cash used in operating
  Activities                         (32,899)        (48,520)          (117,230)
                                ------------    ------------   ----------------
Cash flows from
investing activities
  Purchase of
  California Electric                      -               -               (955)
  Purchase of property
  and equipment                      (18,688)         (3,862)           (22,550)
                                ------------    ------------   ----------------
Net cash used in
investing activities                 (18,688)         (3,862)           (23,505)
                              ------------    ------------   ----------------
Cash flows from financing
activities
  Proceeds from
  stock issuance                      52,775          50,001            142,676
                                ------------    ------------   ----------------
Net cash provided by
financing activities                  52,775          50,001            142,676
                                ------------    ------------   ----------------
NET INCREASE (DECREASE)
IN   CASH                              1,188          (2,381)             1,941
CASH AND CASH EQUIVALENTS -
BEGINNING OF YEAR                        753           3,134                  -
                                ------------    ------------   ---------------
-
CASH AND CASH EQUIVALENTS -
END OF YEAR                     $      1,941    $        753   $           1,941
                                ============    ============   =================
Cash paid during the year for:
  Interest                      $          -    $          -   $
-
                                ============    ============   =================
  Income Taxes                  $          -    $         50   $              50

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES FOR
1999:

During 1999 the Company issued 48,000 shares of its common stock to settle $8,775 of accrued expenses payable to an individual (See Note 12(A)(ii)). In addition, an individual forgave $23,000 that the Company owed him pursuant to a settlement agreement (See Note 7).

During November 1999, the company issued 32,000 shares of its common stock for a stock subscription receivable of $4,000.

See accompanying notes to consolidated financial statements
                                       5
                                                                     -34-

           AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE COMPANY)
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999

NOTE  1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------   ------------------------------------------
(A)  Organization and Description of Business
---------------------------------------------
American Electric Automobile Company, Inc. ("AEAC") (a development stage company), a Delaware corporation, was incorporated on May 9, 1996. On June 15, 1996, AEAC acquired all of the outstanding stock of California Electric Automobile Co., Inc. ("CEAC"), a California corporation incorporated on November 14, 1995 (together the "Company"). AEAC exchanged 1,050,000 shares of its common stock, in a ratio of ten to one, for all of the outstanding shares of CEAC. The acquisition was accounted for using the purchase method of accounting. Under this method, the assets were recorded at their fair market value. The excess value, $95, of the stock issued over the fair market value of the assets acquired was written off as goodwill since it was considered de minimis.

On October 17, 1996, CEAC purchased the net assets of San Diego Electric Automobile Company ("SDEAC") issuing 105,000 shares of CEAC's common stock, at which time, the Company commenced operations. On this date, the operations of SDEAC transferred to the Company. There were no assets or liabilities recorded or acquired as a result of this transaction.

The Company's mission is to provide environmentally sensitive, quality and cost effective electric automotive transportation domestically with cooperative structuring of opportunities with global partners.

The Company also has a relationship with a Chinese automobile manufacturer to convert their present gasoline powered vehicles into electric cars and to ultimately import these new vehicles for sale in North America (See Note 5).

(B) Principles of Consolidation
-------------------------------

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant inter company balances and transactions have been eliminated in consolidation

(C) Use of Estimates
--------------------
In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(D) Cash and Cash Equivalents
------------------------------
For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

                                       6
                                                                     -35-

(E) Inventory
-------------
Inventory consists of vehicles held for sale, including finished goods as well as work in process. Inventory is valued at the lower of cost or market with cost determined under the first-in, first-out method.

(F) Property and Equipment
--------------------------
Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the double declining balance method over the estimated useful lives of the assets from five to ten years.

(G) Investments
---------------
The Company accounts for investments in non-marketable equity securities in accordance with Accounting Principles Board Opinion No. 18 ("APB 18") and related interpretations. Under APB 18, investments in corporate joint ventures and other common stock of less than 20% are generally accounted for using the cost method while investments between 20% and 50% are generally accounted for using the equity method.

Under the cost method, investments are recorded and reported at original cost until they are partially or entirely disposed of or the original cost value has been impaired. Under the equity method, the investment is recorded at original cost and periodically increased (decreased) by the investor's proportionate share of earnings (losses) of the investee and decreased by all dividends received from the investor by the investee.

(H) Stock Options
-----------------
In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), the Company has elected to account for stock options issued to employees under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and related interpretations and accounts for options issued to non-employees for services under SFAS 123 (See Note 9(C)).

(I) Concentration of Credit Risk
--------------------------------
The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk or cash and cash equivalents.

(J) Revenue Recognition
-----------------------
The Company recognizes revenue on each automobile conversion when the completed conversion is billed and delivered to the respective customer.

                                       7
                                                                     -36-

(K) Income taxes
----------------
The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes" ("Statement No.109"). Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(L) Recent Accounting Pronouncements
------------------------------------
The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by statement No 137, establishes accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 2000. The Company believes that its adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.

(M) Loss Per Share
------------------
Loss per share is provided in accordance with Statement of Financial Accounting Standard No. 128 (FAS No. 128) "Earnings Per Share". Basic loss per share is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share would reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. Due to the anti - dilutive effects of these common stock equivalents, they were not included in the loss per share calculation. This results in the same calculation for both basic and diluted loss per share. At December 31, 1999, there were 400,000 common stock options outstanding that could potentially dilute future earnings per share.

(N) Reclassification
---------------------
Certain 1998 balances have been reclassified to conform to the 1999 presentation.

NOTE  2     DUE FROM RELATED PARTY
-------     ----------------------
Accounts receivable - related party consists of advances made in 1999 and 1998 to AEAA for operating expenses totaling $7,212, net of equity method losses (See Note 5) at December 31, 1999.

                                       8
                                                                     -37-

NOTE  3     INVENTORY

Inventory at December 31, 1999 consists of the following:

Finished goods - vehicle (See Note 7)                     $   15,995
                                                          ----------
                                                          $   15,995
                                                          ==========

NOTE  4     PROPERTY AND EQUIPMENT
-------     ----------------------
Property and equipment at December 31, 1999 consists of the following:

Electronic demonstration vehicles (See Notes 7 & 8)       $   57,550
Less: accumulated depreciation                               (21,957)
                                                          -----------
Total property and equipment - net                        $   35,593
                                                          ==========

Depreciation expense was $7,772 for each of the years ended December 31, 1999 and 1998.

NOTE  5     INVESTMENTS
-------     -----------
Investments at December 31, 1999 are as follows:

China Electric Automobile Company of Hong Kong, Ltd.      $   18,750
American Electric Automobile Company (ASIA), Inc.                  -
                                                          -----------
                                                          $    18,750
                                                          ==========

On May 18, 1996, the Company entered into an agreement with China Electric Automobile Company of Hong Kong, Ltd. ("CEHK") in which each exchanged approximately 5% of their outstanding common stock for the other company's stock. The object of the relationship is the pursuit of business opportunities and product development using the company's combined resources. This agreement was undertaken with the intention of entering into further business relationships as product development became more advanced. The value of this investment was assigned based on the Company's cash offering price, $0.25 per share, for its common stock near the date of the agreement. In accordance with APB 18 and related interpretations (See Note 1(G)), the investment was originally recorded at $37,500, using the cost method, and was subsequently adjusted in 1998 to its net realizable value of $18,750. CEHK had no material revenues or expenses through December 31, 1999.

On February 12, 1997, the Company entered into an agreement with CEHK to form a joint venture to engage in various electric vehicle related businesses, including design, production and trading in electric vehicles and related parts. The joint venture, American Electric Automobile Company (Asia), Inc. ("AEAA"), a California corporation, has its common stock ownership divided fifty-five percent to CEHK and forty-five percent to the Company. The Company's original contribution to the joint venture was $3,000. The joint venture agreement states that CEHK is responsible for securing AEAA a profit generating agreement with a third party, upon which they would be entitled to an additional five-percent of the voting stock of the Company. In accordance with APB 18 and related interpretations (See Note 1(G)), the investment is
                                       9
                                                                     -38-
accounted for under the equity method. During 1998 the Company decreased the value of their investment in AEAA to zero and reduced a portion of the receivable from AEAA after accounting for their portion of the investee's loss under the equity method. AEAA had no revenues or expenses during 1999; therefore, no additional equity method adjustments were made to the investment or the receivable from AEAA (See Note 2) during 1999.

During 2000, CEHK secured a contract for AEAA to produce electric vehicles in China to be used as taxicabs.

NOTE  6     ACCRUED EXPENSES
-------     ----------------
Accrued expenses at December 31, 1999 consists of the following:

Interest payable on related party note (See Note 8)       $     2,138
                                                          -----------
                                                          $     2,138
                                                          ==========

NOTE  7     ACCOUNTS PAYABLE - RELATED PARTY
-------     --------------------------------
Accounts payable - related parties at December 31, 1999 are summarized as follows:

EFM Venture Group, Inc.                                   $    19,206
Other directors                                                 3,800
                                                          -----------
                                                          $    23,006
                                                          ===========

EFM Ventures Group, Inc. ("EFM") is one-third owned and operated by the Company's chairman. The payable to EFM consists of purchases and expenses of $9,206 paid on behalf of the Company and fees of $10,000 outstanding from a consulting agreement (See Note 11). EFM has agreed to defer payment of these amounts until the Company begins substantial operations and generates sufficient cash flow, which management expects to be in the near term. The payables to EFM are secured by a lien against two completed vehicles owned by the Company, one of which is included in inventory and the other in property and equipment (See Notes 3 and 4).

At December 31, 1998 the Company owed $12,415 to an officer and director of the Company, consisting primarily of rent expense for the operating subsidiary. The Company also incurred $3,000 in additional rent during 1999 payable to this individual. On July 23, 1999, the Company entered into a "Settlement and Mutual Release Agreement" ("The Agreement") with the same officer and director. The Agreement was made in order to settle a dispute that arose with respect to the Employment Agreement the Company had with the officer and director (See Note 12(A)(i)). The Agreement stipulated that the officer and director place in escrow 800,000 of the 900,000 common shares that were previously issued to him, limit his sale of the remaining shares to a maximum of 10,000 shares in any one calendar month, submit his resignation as an officer and director, and return all the Company's equipment, drawings, tools etc. In addition, the Agreement canceled the non-compete obligation in the employment agreement. In exchange, the Company would either pay the individual $20,000 or arrange for the purchase by third parties of the common stock placed in escrow. Subsequent to the agreement date the 560,000 shares
                                       10
                                                                     -39-
of the common stock placed in escrow was purchased by the Company's chairman who is a principal shareholder. In addition, other directors of the Company purchased 80,000 shares and unrelated parties purchased 160,000 shares. Accordingly, no cash payment was made by the Company and all of the Company's liabilities to the officer and director were considered settled pursuant to the agreement and recorded as additional paid in capital of $23,000 from the forgiveness of debt (consisting of $15,145 in rent and $7,585 in wages (See
Note 12(A)(i)).

NOTE  8     NOTES PAYABLE - RELATED PARTY
-------     -----------------------------
(A) In January 1997, the board approved the purchase of an automobile from a corporation, which is one-third owned by a director of the Company. The consideration for this purchase was 100,000 shares of the Company's common stock, valued at $0.25 per share and a note for $10,000. There is no formal agreement between the parties and the note is secured by the automobile. The note was originally due and payable 12 months from issuance, or January 28, 1998. As of December 31, 1999, there has been no payment on the note and payment has been deferred until there is sufficient cash flow. The acquired automobile was modified to an electric vehicle and is currently being used as a demonstration vehicle (See Note 4).

(B) During 1997, a corporation, which is one-third owned by a director of the Company, advanced the Company funds and also paid for certain expenses on behalf of the Company. The amount totaled $17,809 and was recorded as an accounts payable - related party at December 31, 1997. In January 1998, the Company signed a promissory note payable to the corporation for the $17,809. The amount is due on demand with interest of 6% beginning January 1998. No payments were made on this note during 1999 and 1998. As of December 31, 1999, $2,138 in accrued interest on the note is included in accrued expenses (See Note 6).

NOTE  9     STOCKHOLDERS' EQUITY
------      --------------------
(A)  Preferred stock
--------------------
The Company is authorized to issue 20,000,000 shares of preferred stock with a par value of $.0001 per share, with such designations, preferences, limitations and relative rights as may be determined by the Board of Directors. No preferred stock has been issued as of December 31, 1999.

(B)  Common stock
-----------------
The Company is authorized to issue 50,000,000 shares of common stock with a par value of $.0001 per share. At December 31, 1999 and 1998, there were 4,471,600 and 2,964,000 shares of common stock issued and outstanding, respectively.

On January 1, 1999, the Company issued an offering circular pursuant to an exemption with the United States Securities and Exchange Commission contained
                                       11
                                                                     -40-
in Regulation D, Rule 504. The offering called for 500,000 common shares at an offering price of $1.00 per share with a minimum subscription of $1,000. No shares were issued pursuant to this offering circular through the date of this report and the offering was cancelled.

In January 18, 1999, the Board agreed to offer up to 500,000 shares of common stock, pursuant to Section 4(2) of the Securities Act of 1933, as amended, at a $0.125 per share offering price. No offering document was prepared and no shares were issued under this offering.

During May to December 1999, the Company issued 455,600 shares of common stock pursuant to Section 4(2) of the Securities Act of 1933, as amended, at $0.125 per share for total proceeds of $56,775.

On December 13, 1999, the Board agreed to offer up to 3,000,000 shares of common stock, pursuant to section 4(2) of the Securities Act of 1933, as amended, at $0.125 per share. No shares were issued under this offering in 1999, however, 690,000 shares have been issued through the date of this report. In addition, on December 13, 1999 the Board authorized the issuance of 346,000 shares of common stock to its officers for past services rendered and 550,000 shares to a related party for past consulting services. The shares were issued at $0.125 per share based upon the price of the concurrent offering discussed above.

(C)  Stock Options
------------------
The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options issued to employees. Accordingly, no compensation cost has been recognized for options issued to employees as of December 31, 1999 and 1998. Had compensation cost for the Company's stock-based compensation been determined on the fair value method at the grant dates for awards, consistent with Statement of Accounting Standards No 123, "Accounting for Stock Based Compensation" (Statement No. 123) the Company's net loss for the years ended December 31, 1999 and 1998 would have been increased to the pro-forma amounts indicated below.


                                                      1999           1998
                                                      ----           ----

Net loss               As reported               $   181,898)  $   (54,404)
                       Pro forma                 $  (186,328)  $   (63,225)

Net loss per share     As reported               $     (0.06)  $     (0.02)
                       Pro forma                 $     (0.06)  $     (0.02)

The effect of applying Statement No. 123 is not likely to be representative of the effects on reported net income (loss) for future years due to, among other things, the effects of vesting.

The stock options term is five years from the grant date. Stock options issued vest over a three-year period.
                                       12
                                                                     -41-

For financial statement disclosure purposes, the fair market value of each stock option grant is estimated on the date of grant using the minimum value method, which did not differ from the fair market value computed using the Black-Scholes method, in accordance with Statement No. 123 using the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 6.0%, volatility of zero and expected term of three years.

A summary of the Company's outstanding common stock options as of December 31, 1999 and changes during the year is presented below:

                                                                  Weighted -
                                                 Number of        Average
                                                 shares        Exercise Price
                                                 ----------    ---------------
Stock Options
-------------
  Balance at beginning of period                 660,000       $         0.25
  Granted                                              -                    -
  Exercised                                            -                    -
  Forfeited                                      260,000                 0.25
                                                 ----------    ---------------
  Balance at end of period                       400,000       $         0.25
                                                 ==========    ===============
Options exercisable at end of   period           400,000       $         0.25
                                                 ==========    ===============
Weighted average fair value of options
  granted during the period                                    $            -

The following table summarizes information about options outstanding at December 31, 1999.

              Options Outstanding                       Options exercisable

                              Weighted
                              Average      Weighted                 Weighted
 Range of      Number         Remaining    Average    Number        Average
 Exercisable   Outstanding    Contractual  Exercise   Exercisable   Exercise
 Price         At Year End    Life         Price      At Year End   Price
 $    0.25       400,000      Years 2.27   $  0.25        400,000   $   0.25

NOTE  10     INCOME TAXES
--------     ------------
The provision for income taxes for the years ended December 31, 1999 and 1998 consists of the minimum California franchise tax expense for CEAC of $1,940 in 1999 and $800 in 1998. Provision for income taxes is summarized as follows:

                                                      1999           1998
                                                      ----           ----
Current income taxes                                $  1,940       $  800
Deferred income taxes                                      -            -
                                                  ----------       ------
                                                  $    1,940       $  800
                                                  ==========       ======
The Company's tax expense differs from the "expected" tax expense (benefit) for the years ended December 31, 1999 and 1998 (computed by applying the applicable Federal corporate tax rate of 15% to loss before taxes) as follows:
                                       13
                                                                     -42-

                                                      1999           1998
                                                      ----           ----
Computed "expected" tax (benefit)                 $  (27,285)    $ (11,850)
State income tax                                       1,940           800
Effect of net operating loss                          27,285        11,850
                                                  ----------     ----------
                                                  $    1,940     $     800
                                                  ==========     =========
The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:
                                                      1999           1998
                                                      ----           ----
Deferred tax assets:

Net operating loss carry-forward                  $   58,968     $ 31,808
                                                  ----------     ----------
Total gross assets                                    58,968       31,808
Less valuation allowance                             (58,968)     (31,808)
                                                  ----------     ----------
Net deferred tax asset                            $        -     $      -
                                                  ==========     =========

At January 1, 1999, the valuation allowance was $31,808. The net change in the valuation allowance during the year ended December 31, 1999 was an increase of $27,160.

As of December 31, 1999, the Company has state and federal net operating loss carry forwards before any limitations, which expire as follows:

Year Ending December 31,          State                      Federal
------------------------       -----------              ---------------
        2001                   $    15,028              $            -
        2002                       142,622                           -
        2003                        54,404                           -
        2004                       181,898                           -
2011 and thereafter through 2019         -                      393,952

NOTE  11     RELATED PARTIES
--------     ---------------
In January 1997, the Company entered into a consulting agreement with a corporation that is one-third owned by a director of the Company. The agreement had a twelve-month term at a rate of $2,000 per month. As of December 31, 1998, the Company owed the corporation $24,000 under this agreement. During 1999 the Company paid $14,000 toward the amount owed. The Company owes this corporation a total of $10,000 in consulting fees at December 31, 1999 (See Note 7).

See Notes 2, 5, 6, 7, 8, and 12 for additional related party transactions.
                                       14
                                                                     -43-

NOTE  12     COMMITMENTS AND CONTINGENCIES
--------     -----------------------------
(A)  Employment Agreements
---  --------------------
(i) The Company entered into an employment agreement with an officer and director of the Company to provide services related to the conversion of electric vehicles through November 1998. The Company did not make payments on this agreement due to a lack of adequate cash flow and there was a remaining balance owed to the individual at December 31, 1998 of $7,585. During 1999, the payable to this officer and director was settled pursuant to a "Settlement and Mutual Release Agreement" (See Note 7).

(ii) The Company entered into an employment agreement with an individual to become the Company's President as of August 1, 1997. The agreement called for payments of $1,500 per month for part-time services once the Company completed a private placement. In addition, the agreement granted 100,000 options to purchase the Company's common stock at $0.25 per share, and an additional 10,000 options at $0.25 per share for each month of employment. Further, the agreement stated that within 60 days of raising $250,000 through the sale of common stock, compensation would increase to $5,000 per month as a full time officer and employee. The agreement also contained bonus clauses granting additional stock options if certain criteria were met. The Company made no cash payments on the employment agreement due to inadequate cash flow. The total accrued balance payable to the individual at December 31, 1998 was $8,775 for services rendered through May 1998.

On October 27, 1999, the Company entered into a "Settlement Agreement" (the "Settlement") with the President of the Company to settle and compromise disputed claims between the Company and the individual. The Settlement stipulated that the Company issue 48,000 shares of its common stock valued for financial reporting purposes at its fair market value based upon recent cash issuances to fully pay all amounts owed to said individual at October 1, 1999. The stock was issued in December 1999 and the liability of $8,775 was settled at that time.

(B)     Consulting Agreement
---     --------------------
In January 1999, the Company hired a consultant to prepare a professional business plan in exchange for 100,000 shares of stock valued for financial reporting purposes at $0.125 per share based upon the price of a concurrent offering (see Note 9(B)). The Company recorded a consulting expense of $12,500 pursuant to SFAS 123. The business plan was completed in June 1999 and the shares were issued to the individual in July 1999 for services rendered.
                                       15
                                                                     -44-

NOTE 13     GOING CONCERN
------      -------------
The Company's financial statements for the year ended December 31, 1999 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $181,898 for the year ended December 31, 1999 and has accumulated losses since inception of $393,122. In addition, the Company's working capital deficiency of $42,055 at December 31, 1999 may not enable it to meet such objectives as presently structured.

The ability of the Company to continue as a going concern is dependent upon the Company's ability to attain a satisfactory level of profitability and obtain suitable, adequate financing. Management's plans include seeking an equity investment as detailed in Notes 9(B) and 14(A). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


On August 23, 2000, the Company agreed to issue 3,250,000 shares of restricted common stock to an investor for a total purchase price of $275,000, payable in four installments over a ninety day period following the closing. On September 13, 2000, the Company received a payment of $75,000, and the Company issued approximately 51% of the then issued and outstanding shares of the Company. The shares for which payment has yet to be made are being held in escrow by the investor's attorney, and may be released to the investor pro rata in accordance with the payments to be made at each stage.

NOTE 14     SUBSEQUENT EVENTS
-------     -----------------
(A)  Stock Issuances
---  ----------------
During February and March 2000, the Company issued 690,000 shares of its common stock for cash at $0.125 per share pursuant to an offering under
Section 4(2) of the Securities Act of 1933, as amended (See Note 9(B)).

(B)  Operating Lease
---  ---------------
During February 2000, the Company entered into a lease agreement commencing March 1, 2000 and terminating August 31, 2000 at $3,000 per month. The lease contains an option to renew for a six-month period at the same monthly rate.
                                       16
                                                                     -46-

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this disclosure statement to be signed on its behalf by the undersigned, thereunto duly authorized.


AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC.

Dated: 10/26/2000

PIERRE QUILLIAM
---------------
PIERRE QUILLIAM

                                                                     -47-